Exhibit 10.2
Form of PHH Corporation Retention Agreement for Certain Executive Officers as approved by the PHH Corporation Compensation Committee on June 7, 2007.

_______, 2007

_______
(Personally Presented)

Dear ______:

This document outlines the administrative guidelines associated with a retention bonus that PHH is providing to you (the “Special Retention Bonus”).  In this document, “PHH” means PHH Corporation, its current and future owners, and subsidiaries.  The Special Retention Bonus is contingent upon your continued compliance with the terms and conditions set forth herein.  Additionally, in order to be eligible to receive the Special Retention Bonus, you must agree to the terms and conditions in this letter agreement by signing it and returning it to Heather Dalton no later than _____, 2007.

1.           Special Retention Bonus.  The Special Retention Bonus Agreement (“letter agreement”) consists of one payment (the “Payment”) of your annual target bonus for 2007, in an amount equal to $_______, which amount shall be pro-rated through the Effective Time of the Merger (the date on which the merger closes and becomes effective, as more fully defined in the Agreement and Plan of Merger dated as of March 15, 2007 by and among PHH Corporation, General Electric Capital Corporation and Jade Merger Sub, Inc. (the “Merger Agreement”)).  Subject to your compliance with the terms of this letter agreement, PHH agrees to pay you the Special Retention Bonus as soon as practicable following the earlier of the Effective Time of the Merger and December 31, 2007, (the earlier of such two dates referred to as the “Retention Date”) provided that you (i) are employed by PHH on the Retention Date or (ii) incur a Qualifying Separation from Service with PHH before the Retention Date and execute the General Release substantially in the form attached hereto as Exhibit A and do not revoke such General Release as set forth therein.

Your eligibility for the Special Retention Bonus is determined based on your satisfactory job performance and your compliance with the terms of this letter agreement.

2.           Definitions.  For purposes of this letter agreement, the following terms have the following definitions:

(a)           “Qualifying Separation from Service” has the meaning provided within Section 409A of the Internal Revenue Code of 1986 (the “Code”), which includes a termination of employment as a result of any (i) involuntary termination of employment other than for Cause, or (ii) voluntary termination of employment by you as a result of any (I) change in the required location of your employment as of the date of this letter agreement in excess of 20 miles, (II) material diminution in your duties or responsibilities as of the date of this letter agreement, provided that the mere occurrence of the Merger, the Mortgage Business Sale (as defined in the Merger Agreement) and other transactions contemplated by the Merger Agreement or the Mortgage Business Sale Agreement (including the failure of you to (x) retain responsibilities and duties in respect of either the Mortgage Business or the Fleet Business (as defined in the Merger Agreement) or (y) hold a position in a public company) shall not constitute diminution in duties or responsibilities, or (III) reduction of your base salary or material reduction in compensation opportunity as of the date of this letter agreement.

(b)           “Cause” means (i) a material failure to substantially perform your duties as an employee of PHH (other than failure resulting from incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, PHH; (iii) your conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (iv) repeated instances of negligence in the performance of your job or any instance of gross negligence in the performance of your duties as an employee of PHH or (v) any breach by you of any fiduciary obligation owed to PHH or any material element of PHH’s Code of Ethics, Code of Conduct or other applicable workplace policies.

(c)           “Required Performance Standard” means performing your job duties for PHH to the best of your ability and in accordance with reasonable instructions and directions from your supervisor, and the reasonable workplace policies and procedures established by PHH, as applicable, from time to time.

3.           Obligations.  You agree to maintain your performance at or above the Required Performance Standard during the term of this letter agreement.  You agree to all the Covenants and Other Terms specified.

4.           Covenants.  You recognize and acknowledge that all information pertaining to the affairs, business, results of operations, accounting methods, practices and procedures, members, acquisition candidates, financial condition, clients, customers or other relationships of PHH, including without limitation the terms and conditions of this letter agreement (“Confidential Information”) is confidential and is a unique and valuable asset of PHH.  You will not, at any time, including following your separation from service with PHH, give to any person, firm, associate, corporation, or governmental agency any Confidential Information, except as may be required by law.  You will not make use of the Confidential Information for your own purposes or for the benefit of any person or organization other than PHH.  You will also use your best efforts to prevent the disclosure of Confidential Information by others.  You agree to continue to comply with the PHH Code of Ethics and all applicable workplace policies.  All records, memoranda, etc. relating to the business of PHH are confidential and will remain the property of PHH.  You shall return all PHH property to PHH within three days of the effective date of your separation from service.  If you violate the terms of this Section 4, PHH will be entitled, upon making the requisite showing, to, among other things, preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section 4 without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy.  Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies PHH may have under this letter agreement.

Providing a retention incentive such as this is a very unusual action by PHH.  As such, concurrent with providing the program, we require that you affirm certain understandings that have been in place between us to this time, and upon which PHH will continue to rely.  They are described below.  The Special Retention Bonus described in this letter agreement is subject to and contingent upon your compliance with the covenants.  If it is determined by PHH that you have violated such covenants, in addition to any other remedies that PHH may have, your rights under this letter agreement to the Special Retention Bonus will be immediately and automatically forfeited, and PHH will have the right to receive from you reimbursement for the cost of any portion of the Special Retention Bonus that you have received.

PHH considers the fact of the letter agreement’s existence, your participation, and its details to be confidential and proprietary business information, subject to restriction under the PHH Code of Ethics.  You hereby agree that details of the Special Retention Bonus Agreement and the fact of your participation in it, will be kept confidential by you and will not be disclosed by you to any other third party (except to your spouse or as may be required in the furtherance of your relevant job duties as an employee of PHH with responsibility for accounting, tax, financial reporting and/or legal matters) without the express consent of PHH.

5.           Other Terms.

(a)  Withholding.  PHH retains the right to withhold from any amounts due under this letter agreement, any income, employment, payroll, excise and other taxes as PHH may, in its sole discretion, deem necessary.

(b)  No Contract of Employment.  Nothing in this letter agreement should be construed by you to be a contract of employment and in no way obligates you to remain employed with PHH (and does not obligate such entities to continue to employ you).

(c)  Notice and Opportunity to Cure.  Notwithstanding anything in Section 1 to the contrary, (i) no Payment shall be made in connection with any voluntary termination of employment described in clause (ii) of Section 2(a) unless you provide PHH with written notice of the existence of the condition described in clause (ii) no later than 90 days after the initial existence of such condition is known to you and PHH fails to remedy such condition within 30 days of the date of such written notice; and (ii) no termination shall be deemed to be for Cause as described in clauses (i), (iv) or (v) of Section 2(b) unless PHH provides you with written notice of the existence of the conditions that constitute Cause no later than 90 days after the initial existence of such condition is known to PHH and you fail to remedy such condition within 30 days of the date of such written notice.

(d) Arbitration.  Any dispute, controversy or claim arising under or in connection with this letter agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by you within fifty (50) miles from the location of your employment as of the date hereof, in accordance with the JAMS Employment Arbitration Rules and Procedures then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Any dispute, controversy or claim in connection with this letter agreement shall be reviewed based on the de novo standard of review with respect to any determinations made by PHH.  In the event that you substantially prevail in any such dispute, controversy or claim, all costs and reasonable attorneys’ fees paid or incurred by you in connection with such dispute, controversy or claim shall be paid or reimbursed by PHH.

(e) Amendment and Termination.  This letter agreement may not be amended or terminated without written consent by both you and PHH.

(f)  Facility of Payment.  If you are under legal disability or, in PHH’s reasonable opinion, are in any way incapacitated so as to be unable to manage your affairs, PHH may cause payments or benefits that would otherwise be provided to such person to be provided to your legal representative for his or her benefit or to be applied for the benefit of such person in any other manner that PHH may determine.  Such provision shall completely discharge the liability of PHH for payments and benefits hereunder.

(g)  Notices.  Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

a.	if to the Company,

PHH CORPORATION
3000 Leadenhall Road
Mt. Laurel, New Jersey  08054
                                        Attn:  General Counsel

b.	if to you, at the home address which you most recently communicated to PHH in writing.

Either party may provide the other with notice of a change of address, which shall be effective upon receipt.

(h)  Gender and Number. A pronoun or adjective in the masculine gender includes the feminine gender, the singular includes the plural and the plural includes the singular, unless the context clearly indicates otherwise.

(i) Governing Law.  This letter agreement shall be construed, administered and enforced in accordance with the laws of the [State of Maryland/New Jersey] to the extent not superseded by federal law.

(j)  Integration with Other Benefit Programs.  Benefits payable under this letter agreement will not increase or decrease the benefits otherwise available to you under any of PHH’s retirement plans, welfare plans or any other employee benefit plans or programs unless otherwise expressly provided in any particular plan or program.

(k)  Severability.  If any provision of this letter agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this letter agreement shall remain operative and in full force and effect.

(l)  Successors.  This letter agreement shall inure to the benefit of, and be binding upon, each successor of PHH, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

(m)  Counterparts.  For convenience of the parties and to facilitate execution, this letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this letter agreement by such party.

If you have any questions about this letter agreement, you may contact Heather Dalton at (410) 771-2101.

PHH CORPORATION

_______________________________
By:
Its:

Agreed and Acknowledged:

_________________________________
[Executive’s Name]

Date: ____________________________

EXHIBIT A

GENERAL RELEASE

THIS RELEASE (the “Release”) is entered into between _____________________(“Executive”) and PHH Corporation, a Maryland corporation (the “Company”), for the benefit of the Company.  The entering into and non-revocation of this Release is a condition to Executive’s right to receive the payments under the Special Retention Bonus Agreement.  Capitalized terms used and not defined herein shall  have the meaning provided in the Special Retention Bonus Agreement.

Accordingly, Executive and the Company agree as follows.

1.           IN CONSIDERATION FOR THE PAYMENTS AND OTHER BENEFITS PROVIDED TO EXECUTIVE BY THE SPECIAL RETENTION BONUS AGREEMENT, TO WHICH EXECUTIVE IS NOT OTHERWISE ENTITLED, AND THE SUFFICIENCY OF WHICH EXECUTIVE ACKNOWLEDGES, EXECUTIVE REPRESENTS AND AGREES, AS FOLLOWS:

(a)           Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all rights and liabilities up to and including the date of this Release arising under or relating to the employment of the Executive and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 etseq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment.  Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release or the Special Retention Bonus Agreement.

(b)           To the maximum extent permitted by law, Executive agrees that he/she has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c)           This Release specifically excludes any claim for vested benefits to which the Executive may be entitled under any benefit plan or severance arrangement of the Company or any affiliate in which the Executive participates (the “Company Plans”).  The Executive’s entitlement to benefits under the Company Plans shall be determined in accordance with the provisions of those Company Plans.  This Release specifically excludes the Executive’s indemnification as an officer and employee of the Company or any affiliate thereof.  Nothing contained in this Release shall release the Executive from his/her obligations, including any obligations to abide by restrictive covenants under the Special Retention Bonus Agreement, that continue or are to be performed following termination of employment.

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(d)           Executive represents that he is not aware of any facts or circumstances that would give rise, based on his/her actions, to any claims or lawsuits against the Company or any Release.

(e)           The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws.  In addition, the parties agree that this Release shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC.  The parties further agree that the Executive knowingly and voluntarily waives all rights or claims (that arose prior to the Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2.           The Executive acknowledges that the Company has specifically advised him/her of the right to seek the advice of an attorney concerning the terms and conditions of this Release.  The Executive further acknowledges receipt of a copy of this Release, and has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release.  By executing this Release, the Executive affirmatively acknowledges sufficient and reasonable time to review this Release and to consult with an attorney concerning Executive’s legal rights prior to the final execution of this Release.  Executive has carefully read this Release and fully understands its terms.  The Executive understands that he/she may revoke this Release within seven (7) days after signing this Release.  Revocation of this Release must be made in writing and must be received by [__________________________________________] within the time period set forth above.

3.           This Release will be governed by and construed in accordance with the laws of the State of [Maryland/New Jersey], without giving effect to any choice of law or conflicting provision or rule (whether of the State of [Maryland/New Jersey] or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of [Maryland/New Jersey] to be applied.  In furtherance of the foregoing, the internal law of the State of [Maryland/New Jersey] will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.  This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he/she does not exercise his right of revocation as described above.  If Executive fails to sign this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payment under the Special Retention Bonus Agreement.

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I, ___________________________, HAVING READ THE FOREGOING RELEASE, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY WAIVING AND RELEASING MY CLAIMS, ON _______________________, 200_.

______________________________
Executive

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